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                                EXHIBIT 10.(d)

          Form of Agreement between MAPCO Inc. and certain officers
               relating to employment dated December 20, 1989,
                          effective January 1, 1990


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                                        December 20, 1989





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            MAPCO Inc. (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

            The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including you, to their assigned duties without distraction in the face of potentially-disturbing circumstances arising from the possibility of a change in control of the Corporation. In that regard, the Board has determined that this letter agreement (the "Agreement") will better serve the above-stated objective than the Employment Continuation Agreement entered into between you and the Corporation dated July 1, 1988 (the "Prior Agreement"), which is hereby terminated.

            In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a "change in control of the Corporation" (as defined in Section 2).

            1. Term of Agreement. This Agreement shall replace the Prior Agreement, shall commence on January 1, 1990, and shall continue in effect through December 31, 1991; provided, however, that commencing on January 1, 1992 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 1 of the preceding year, the Corporation shall have given notice
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that it does not wish to extend this Agreement; and provided, further, that if a change in control of the Corporation, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall automatically continue in effect for a period of twenty-four (24) months beyond the month in which such change in control occurred. In no event, however, shall the term of this Agreement extend beyond the end of the calendar month in which your 65th birthday occurs.

            2.  Change in Control.
            (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if:

            (A) any "person," as such term is used in Sections l3(d) and l4(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote; or

            (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A), (B) or
   (D) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

            (C) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which
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   would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, more than 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a change in control of the Corporation; or

            (D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (or any transaction having a similar effect).

            (ii) You agree that, subject to the terms and conditions of this Agreement, in the event of a "potential change in control of the Corporation" during the term of this Agreement, the Corporation may not terminate this Agreement and you will remain in the employ of the Corporation until the earliest of (A) a date which is nine (9) months from the date of such potential change in control of the Corporation or any earlier date approved by the Board,
(B) the date of a change in control of the Corporation, (C) the date you terminate your employment by reason of death, Disability or Retirement, or (D) the termination by the Corporation of your employment for any reason.

            (iii) For purposes of this Agreement, a "potential change in control of the Corporation" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

            (A) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation;

            (B) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control of the Corporation.
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            (C) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (or a corporation owned, directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's then outstanding securities, increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

            (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Corporation has occurred.

            3.  Termination Following Change in Control.
            (i) General. If any of the events described in Section 2 constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or Disability, (b) by the Corporation for Cause, or (c) by you other than for Good Reason. In the event your employment with the Corporation is terminated for any reason prior to the occurrence of a change in control of the Corporation, and subsequently a change in control of the Corporation shall have occurred, you shall not be entitled to any benefits hereunder.

            (ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given, you shall not have returned to the full-time performance of your duties, for purposes of this Agreement your employment may be terminated for "Disability."

            (iii) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 3(v)) by you for Good Reason (as defined in Subsection 3(iv))), within ten (10) days after a written demand for substantial performance is delivered to you by the Board, which demand specifically
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identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is clearly and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in or not opposed to the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

            (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (a), (e), (f), (g) or (h), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof:

            (a) the assignment to you of any duties inconsistent with the status of the position in the Corporation that you held immediately prior to the change in control of the Corporation or an adverse alteration in the nature or status of your responsibilities or in the quality or amount of office accommodations or assistance provided to you, from those in effect immediately prior to such change in control;

            (b) a reduction by the Corporation in your annual base salary as in effect on the date immediately prior to the change in control of the Corporation or as the same may be increased from time to time thereafter;

            (c) the Corporation's moving you to be based more than 50 miles from the Corporation's offices at which you are principally employed immediately prior to the date of the change in control of the Corporation except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;
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            (d) the failure by the Corporation to pay to you any portion of your current compensation or compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

            (e) the failure by the Corporation to continue in effect any compensation or benefit plan or perquisites in which you participate immediately prior to the change in control of the Corporation which is material to your total compensation, including but not limited to the Corporation's 1981 Stock Appreciation Rights and Stock Option Rights Plan, 1986 Stock Option Plan, 1989 Stock Incentive Plan, the Long-Term Investment Plan, Annual Incentive Compensation Plan, 1986 Performance Bonus Plan, Supplemental Retirement Agreement or any successor plans (collectively, the "Compensation Plans"), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the change in control of the Corporation;

            (f) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, dental, vision, accident or disability plans in which you were participating at the time of the change in control of the Corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the change in control of the Corporation;

            (g) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

            (h) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) hereof (and, if applicable, the requirements of Subsection
   (iii)
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   hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

            (v) Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (vi) Date of Termination. "Date of Termination" shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and
(b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given, and in the case of a termination for any other reason shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and
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continue you as a participant in all Compensation Plans, life insurance, medical, dental, vision, accident or disability plans and any similar plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

            4. Compensation During Disability or Upon Termination. Following a change ln control of the Corporation, you shall be entitled to the following during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

            (i) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Corporation's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

            (ii) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts or benefits to which you are entitled under any Compensation Plan of the Corporation then in effect, and the Corporation shall have no further obligations to you under this Agreement.

            (iii) If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause or Disability, then you shall be entitled to the following:

            (a) the Corporation shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any
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   compensation plan of the Corporation, at the time such payments are due;

            (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Subsection (v) of this
   Section 4, a single sum severance payment equal to the product of three (3) times the sum of your (1) annual salary as in effect as of your Date of Termination, (2) an amount equal to the highest award of annual incentive compensation, if any, made or to be made to you in respect of your performance for the then current calendar year or any of the three calendar years preceding your Date of Termination, and (3) the awards paid to you pursuant to Section 7 of the Performance Bonus Plan or any successor thereto as a result of a change in control of the Corporation;

            (c) the Corporation shall pay you a single sum cash payment equal to the product of (x) and (y) where (x) equals the difference between (1) the closing price per share of MAPCO's common stock on the New York Stock Exchange Consolidated Tape (the "NYSECT") on the day immediately prior to the change in control of the Corporation and (2) the lowest closing price per share of MAPCO's common stock on the NYSECT on any day during the 6O-day calendar day period immediately preceding the change in control of the Corporation and where (y) equals three (3) times the highest number of shares of MAPCO's common stock subject to any stock option granted to you within 24 months of the change in control of the Corporation.

            (d) your rights under the Compensation Plans shall be governed by the terms of those respective plans;


            (e) the Corporation shall pay to you all reasonable and appropriate legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, reasonably incurred in contesting or disputing by arbitration or otherwise, any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), to any payment or benefit provided hereunder); and

            (f) For a thirty-six (36) month period after your Date of Termination, the Corporation shall arrange to provide
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   you with benefits substantially similar to those which you were receiving or entitled to receive under the Corporation's life, disability, accident and group health insurance plans or any similar plans in which you were participating immediately prior to the Date of Termination at a cost to you which is no greater than that cost to you in effect at the Date of Termination. Benefits otherwise receivable by you pursuant to this paragraph (f) shall be reduced to the extent comparable benefits are actually received on your behalf during the thirty-six (36) month period following your termination, and such benefits actually received by you shall be reported to the Corporation.

            (g) In addition to the retirement benefits to which you are entitled under the Supplemental Executive Retirement Plan (the "SERP") and Long-term Investment Plan ("LIP") or any successor plan thereto, the Corporation shall pay to you a single sum amount, in cash, equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age (as defined in the MAPCO Pension Plan) which you would have accrued under the terms of the SERP (without regard to any amendment to the SERP made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder at your highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination, and (y) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age which you had then accrued pursuant to the provisions of the SERP. For purposes of this Section 4(iii)(g) "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the MAPCO Pension Plan immediately prior to the Date of Termination.

            (h) In addition to the retirement benefit you are entitled to under the MAPCO Inc. and Subsidiaries Profit Sharing and Savings Plan, the Corporation shall pay you a single sum amount, in cash, equal to eighteen percent (18%) times your highest annual rate of compensation during the twelve (12) months immediately preceding your Date of Termination.

            (iv) If any payments under this Agreement or any other payments or benefits received or to be received by you in
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connection with a change in control of the Corporation, or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, or any person affiliated with the Corporation, (the "Severance Payments")) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed), the Corporation shall pay at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection 4(iv), shall be equal to the Severance Payments. For purposes of determining the amount of the Gross-Up Payment, the Excise Tax shall be assumed to be at a rate equal to the lesser of (i) 20% or (ii) the rate in effect at the time the amount of the Gross-Up payment is determined. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all Severance Payments shall be treated as "parachute payments" within the meaning of section 280G(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to you, such Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of
(1) the total amount of the Severance Payments or (2) the amount of excess parachute payments within the meaning of section 28OG(b)(l) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at your highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at your highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Corporation at the time that the amount
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of such reduction in Excise Tax is finally determined the portion of the
Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code (the "Applicable Rate"). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess at the Applicable Rate) at the time that the amount of such excess is finally determined. Any payment to be made to you under this paragraph shall be payable within five (5) days of your Date of Termination.

            (v) The payments provided for in paragraphs (b), (c), (g) and (h) above, shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the Applicable Rate) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the Applicable Rate).

            (vi) Except as required in Subsection (iii)(f) hereof, you shall not be required to mitigate the amount of any payment provided for in this
Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

            5. Successors; Binding Agreement. (i) The Corporation will require any successor whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to (A) expressly assume and agree to perform this
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Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place and (B) agree to notify you of the assumption of the Agreement within 10 days of such assumption. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

            6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No

December _____, 1989
Page 14


agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law, except for any withholding that may be required under Section 4999 of the Code. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

            8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in the City of Tulsa, Oklahoma or, at your option, in the city where you are principally employed immediately prior to the date of a change in control, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that you shall be entitled to seek specific performance of your rights under Section 3(vi) during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein including the Prior Agreement, is hereby terminated and cancelled.

December _____, 1989
Page 15


                   If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.



                                               Sincerely,

ATTEST:                                        MAPCO, Inc.

By_________________________                    By___________________________
  James N. Cundiff                             Name:  James E. Barnes
  Assistant Secretary                          Title: Chairman of the Board,
                                               President and Chief Executive
                                               Officer


Agreed to as of this ____
day of December, 1989.

_________________________